EXHIBIT 99.1

QC Holdings, Inc. Reports Second Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., Aug. 8, 2013 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $366,000 and revenues of $40.7 million for the quarter ended June 30, 2013. For the six months ended June 30, 2013, income from continuing operations totaled $2.4 million and revenues were $82.9 million.

For the three months and six months ended June 30, 2012, income from continuing operations totaled $2.2 million and $7.2 million, respectively, and revenues were $42.2 million and $86.4 million, respectively.

The three months and six months ended June 30, 2013 and 2012 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and six months ended June 30, 2013 and 2012 are provided below.

** Second Quarter **

Revenues declined $1.5 million, or 3.6%, quarter-to-quarter, primarily due to lower sales in the automotive segment and reduced payday loan fees. These declines, resulting from reduced customer demand and increased competition, were partially offset by higher fees and interest from the company's longer-term, higher-dollar installment products, which were introduced in early 2012.

Branch operating costs, exclusive of loan losses, decreased $642,000 (to $19.7 million) during the three months ended June 30, 2013 versus prior year's second quarter. This decrease was primarily attributable to lower automotive cost of sales associated with reduced car sales.

Loan losses increased $2.1 million during the three months ended June 30, 2013, totaling $11.9 million versus $9.8 million in prior year's quarter. The loss ratio increased to 29.2% in second quarter 2013 versus 23.2% in second quarter 2012. The increase in the loss ratio is attributable to a higher rate of returned items in the current quarter versus prior year, partially related to the seasoning of the company's newer higher-dollar installment products. For the quarter, returned items as a percentage of revenues increased to 40% from 35%.

Regional and corporate expenses totaled $7.1 million during the three months ended June 30, 2013, down $475,000 from the $7.5 million in second quarter 2012. Prior year's second quarter includes a $739,000 gain associated with the settlement of an expiring life insurance policy. The improvement reflects reduced salaries and incentive compensation quarter-to-quarter.

** Six Months Ended June 30 **

The company's revenues declined $3.5 million, or 4.1%, to $82.9 million during the six months ended June 30, 2013 for the same reasons noted in the quarterly discussion above.

Branch operating costs, exclusive of loan losses, decreased $1.6 million to $39.9 million during the six months ended June 30, 2013 versus $41.5 million in prior year. This decrease was attributable to lower automotive cost of sales associated with reduced car sales.

During the first half of 2013, the company reported loan losses of $19.9 million compared to $15.4 million during the six months ended June 30, 2012. The company's loss ratio increased to 24.0% versus 17.8% in first half 2012 for the same reasons noted in the quarterly discussion above.

Regional and corporate expenses totaled $16.0 million during the six months ended June 30, 2013 compared to $16.2 million in 2012. The first half of 2013 includes approximately $517,000 in severance and related costs in connection with a restructuring necessitated by declining loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. The six-month 2012 period includes a $739,000 gain resulting from the cash settlement of an expiring life insurance policy. Exclusive of the 2013 severance and related costs and the 2012 non-recurring gain, the decline in expenses period-to-period reflects reduced salaries and performance-based incentive compensation.

The company reported $1.3 million of other expense during the six months ended June 30, 2013 compared to other income of $1.2 million in the same prior year period. This change reflects the current year losses emanating from the recourse provision included in the fourth quarter 2012 agreement to sell the majority of the company's automobile loans receivable. The six months ended June 30, 2012 included the reversal of the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's acquisition of Direct Credit in September 2011. Pursuant to generally accepted accounting principles, any changes to the fair value of the contingent consideration liability are recorded through the income statement.

-Dividend Declaration-

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable September 5, 2013 to stockholders of record as of August 22, 2013.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 432 branches in 23 states at June 30, 2013. In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2012, the company advanced nearly $1.0 billion to customers and reported total revenues of $180.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection (CFPB), which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, (10) risks associated with owning and managing non-U.S. businesses, (11) uncertainties related to the examination process by the CFPB and the potential for indirect rulemaking through the examination process, and (12) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
Revenues
Payday loan fees	$28,227	$26,278	$57,546	$54,024
Automotive sales, interest and fees	5,752	4,031	12,159	7,659
Installment interest and fees	4,395	6,989	8,632	13,876
Other	3,778	3,398	8,049	7,332
Total revenues	42,152	40,696	86,386	82,891
Operating expenses
Salaries and benefits	9,389	9,033	18,847	18,462
Provision for losses	9,799	11,869	15,396	19,891
Occupancy	4,605	4,669	9,333	9,464
Cost of sales - automotive	2,760	2,311	5,938	4,491
Depreciation and amortization	547	545	1,114	1,108
Other	3,040	3,141	6,284	6,393
Total operating expenses	30,140	31,568	56,912	59,809
Gross profit	12,012	9,128	29,474	23,082

Regional expenses	3,149	2,447	6,232	5,549
Corporate expenses	4,397	4,624	10,012	10,436
Depreciation and amortization	490	450	1,031	904
Interest expense	895	397	1,915	853
Other expense (income), net	(222)	573	(1,173)	1,285
Income from continuing operations before income taxes	3,303	637	11,457	4,055
Provision for income taxes	1,116	271	4,238	1,671
Income from continuing operations	2,187	366	7,219	2,384
Loss from discontinued operations, net of income tax	(459)	(25)	(562)	(30)
Net income	$1,728	$341	$6,657	$2,354

Earnings (loss) per share:
Basic
Continuing operations	$0.12	$0.02	$0.40	$0.13
Discontinued operations	(0.02)	--	(0.03)	--
Net income	$0.10	$0.02	$0.37	$0.13

Diluted
Continuing operations	$0.12	$0.02	$0.40	$0.13
Discontinued operations	(0.02)	--	(0.03)	--
Net income	$0.10	$0.02	$0.37	$0.13

Weighted average number of common shares outstanding:
Basic	17,183	17,410	17,163	17,370
Diluted	17,243	17,410	17,185	17,370

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three months and six months ended June 30, 2013 include additional adjustments to EBITDA related to severance and related costs in connection with a first quarter 2013 restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. For the three months and six months ended June 30, 2012, adjusted EBITDA excludes a non-cash gain due to the reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's third quarter 2011 acquisition of Direct Credit Holdings Inc. In addition, the 2012 periods include an adjustment to EBITDA in connection with the cash settlement of an expiring life insurance policy. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013

Income from continuing operations	$2,187	$366	$7,219	$2,384
Provision for income taxes	1,116	271	4,238	1,671
Depreciation and amortization	1,037	995	2,145	2,012
Interest expense	895	397	1,915	853
Non-cash (gains) losses on property dispositions	(222)	573	(1,173)	1,285
Stock option and restricted stock expense	371	236	983	720
Gain on settlement of expiring life insurance policy	(739)		(739)
Severance and related costs		72		549
Adjusted EBITDA	$4,645	$2,910	$14,588	$9,474

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	June 30,
	2012	2013
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$14,124	$14,166
Restricted cash	1,076	1,077
Loans receivable, less allowance for losses of $7,237 at December 31, 2012 and $6,679 at June 30, 2013	61,219	54,008
Prepaid expenses and other current assets	10,486	9,341
Total current assets	86,905	78,592
Non-current loans receivable, less allowance for losses of $1,027 at December 31, 2012 and $2,064 at June 30, 2013	2,392	4,469
Property and equipment, net	11,406	10,757
Goodwill	22,463	22,121
Intangible assets, net	3,656	2,950
Other assets, net	4,878	4,792
Total assets	$131,700	$123,681

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,055	$1,210
Accrued expenses and other liabilities	9,379	8,156
Deferred revenue	4,019	3,092
Revolving credit facility	25,000	20,050
Total current liabilities	40,453	32,508

Non-current liabilities	5,747	5,153

Long-term debt	3,154	3,217
Total liabilities	49,354	40,878

Commitments and contingencies
Stockholders' equity	82,346	82,803
Total liabilities and stockholders' equity	$131,700	$123,681
QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2013	2012	2013
	Unaudited		Unaudited

Operating Data – Short-term Loans:
Loan volume	$195,662	$180,232	$389,684	$361,430
Average loan (principal plus fee)	378.84	383.80	379.58	384.14
Average fee	57.29	58.97	57.61	59.19

Operating Data – Installment Loans:
Loan volume	$9,573	$13,058	$16,474	$22,410
Average loan (principal)	479.72	665.24	574.41	655.70
Average term (days)	187	228	186	226

Operating Data – Automotive Loans:
Loan volume	$4,392	$3,031	$9,434	$5,986
Average loan (principal)	10,457	9,747	10,199	9,895
Average term (months)	34	32	33	33

Other Revenues:
Credit service fees	$1,547	$1,410	$3,355	$3,069
Check cashing fees	753	681	1,736	1,504
Title loan fees	697	190	1,370	548
Other	781	1,117	1,588	2,211
Total	$3,778	$3,398	$8,049	$7,332

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$14,670	$16,364	$30,022	$34,181
Recoveries	(6,281)	(7,251)	(14,484)	(16,135)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,410	2,756	(142)	1,845
Total provision for losses	$9,799	$11,869	$15,396	$19,891
Provision for losses as a percentage of revenues	23.2%	29.2%	17.8%	24.0%
Provision for losses as a percentage of loan volume (all products)	4.3%	5.8%	3.4%	4.8%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson  (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Leaflet (913-234-5237)
         Director - Corporate Communications